Exhibit 10.1

SOTHEBY'S HOLDINGS, INC.

EXECUTIVE BONUS PLAN

EFFECTIVE AS OF JANUARY 1, 2005

SOTHEBY'S HOLDINGS, INC.
EXECUTIVE BONUS PLAN
TABLE OF CONTENTS

i

SOTHEBY'S HOLDINGS, INC.
EXECUTIVE BONUS PLAN

ARTICLE 1
PREAMBLES

       1.1 Establishment of Plan. Effective as of January 1, 2005, Sotheby's Holdings, Inc. (the “Corporation”) hereby establishes the Sotheby's Holdings, Inc. Executive Bonus Plan (the “Plan”).

       1.2 Purpose of Plan. The purpose of the Plan is to attract, retain, motivate and reward highly qualified and experienced executives who will perform in the best interests of the Corporation. The Plan provides eligible employees with the opportunity to earn Performance Bonuses based on certain targeted levels of the Corporation's financial performance as described herein.

       1.3 Adoption and Term. The Plan has been approved by the Board of Directors of the Corporation and, subject to the approval of a majority of the voting power of the shareholders of the Corporation, is effective as of January 1, 2005. The Plan will remain in effect until terminated or abandoned by action of the Board of Directors.

ARTICLE 2
DEFINITIONS

       For the purposes of this Plan, the following words and phrases have the meanings indicated, unless the context clearly indicates otherwise.

       2.1 Annual Incentive Bonus Plan means the Corporation's existing annual bonus program.

       2.2 Beneficiary is determined under Section 6.5.

       2.3 Business Day means any day on which the New York Stock Exchange is open for trading.

       2.4 Code means the Internal Revenue Code of 1986, as amended.

       2.5 Corporation means Sotheby's Holdings, Inc., a Michigan corporation.

       2.6 Compensation Committee means the Compensation Committee of the Board of Directors of the Corporation.

       2.7 Date of Grant with respect to an award of Restricted Stock, means the date on which the Compensation Committee approves the award of Restricted Stock under Article 6 of the Plan.

       2.8 Employee means an individual who is and continues to be employed (within the meaning of Section 3401 of the Code and the regulations promulgated thereunder) by the Corporation or a subsidiary of the Corporation. An Employee shall cease to be an Employee upon the voluntary or involuntary termination of his employment with the Corporation for any reason. Whether an authorized leave of absence or an absence due to military or government service, disability, or any other reason constitutes a cessation of employment, shall be determined by the Corporation.

       2.9 Exchange Act means the Securities Exchange Act of 1934, as amended.

       2.10 Financial Plan means the annual financial plan adopted by the Corporation and approved by the Corporation's Board of Directors.

       2.11 GAAP means generally accepted accounting principles in the United States.

       2.12 Net Income means net income as determined in accordance with GAAP.

       2.13 Participant means an Employee who has been selected to participate in the Plan for a particular Plan Year based on the Chief Executive Officer's annual recommendation to the Compensation Committee. It is intended that only a select group of key executives will be eligible to participate in the Plan.

       2.14 Performance Bonus means, for each Participant, the amount payable to him as a bonus pursuant to the Plan.

       2.15 Performance Goals are defined in Section 5.1.

       2.16 Plan Year means the calendar year.

       2.17 Restricted Stock means shares of the Corporation's Class B Common Stock issued under the Sotheby's Holdings, Inc. 2003 Restricted Stock Plan.

       2.18 Restricted Stock Plan means the Sotheby's Holdings, Inc. 2003 Restricted Stock Plan.

       2.19 Section 162(m) Subcommittee means the Subcommittee of the Compensation Committee comprised solely of two or more members of the Board, as determined by the Board from time to time, each of whom shall be (i) a “Non-Employee Director” as that term is defined and interpreted pursuant to Rule 16b-3 promulgated under Section 16 of the Exchange Act and (ii) an “outside director” as that term is defined and interpreted pursuant to Section 162(m) of the Code and the regulations thereunder. The Section 162(m) Subcommittee has two purposes: (i) to determine and approve Performance Bonuses to “covered employees” (as defined in Code Section 162(m)) so that the Performance Bonuses can qualify as performance-based compensation under Code Section 162(m) and (ii) to determine and approve equity security grants to Section 16 reporting persons so that the grants can qualify for a Rule 16b-3 exemption from “short swing” trading liability under Section 16 of the Exchange Act. References in the Plan to the Compensation Committee shall also mean the Section 162(m) Subcommittee when such action or approval by the Section 162(m) Subcommittee is required to comply with the requirements for performance based compensation under Code Section 162(m).

       2.20 Target Bonus means the amount established for each Employee under the Annual Incentive Bonus Plan.

ARTICLE 3
PARTICIPATION

       An Employee shall be eligible to participate in the Plan if he is designated as eligible by the Corporation each year. Individuals not specifically designated by the Corporation are not eligible to participate in the Plan. Eligibility will be determined each Plan Year. The Corporation intends that only certain senior-level key executives will be eligible to participate in the Plan. In making such selections, the Corporation may take into account the nature of the services rendered by such Employees, their present and potential contributions to the Corporation's success, and such other factors as the Corporation in its discretion shall deem relevant.

ARTICLE 4
ADMINISTRATION

       4.1 Administration. The Plan shall be administered by the Compensation Committee or the Section 162(m) Subcommittee, as applicable, in accordance with this Article 4. The Compensation Committee shall have the sole discretionary authority (i) to select the Employees who are eligible to participate in the Plan, (ii) to establish and/or approve the Performance Goals, (iii) to interpret the Plan, (iv) to establish and modify administrative rules for the Plan, (v) to impose such conditions and restrictions on Performance Bonuses as it determines appropriate, and (vi) to take any other actions in connection with the Plan or Performance Bonuses and to make all determinations under the Plan as it may deem necessary or advisable. Action taken or not taken by the Compensation Committee on one or more occasions shall be without obligation to take or not take such action or like action on any other occasion(s).

       The Compensation Committee may delegate to one or more Persons, including the Section 162(m) Subcommittee, any of the powers herein provided or conferred, or designate one or more Persons to do or perform those matters to be done or performed by the Compensation Committee, including administration of the Plan. Any Person or Persons delegated or designated by the Compensation Committee shall be subject to the same obligations and requirements imposed on the Committee and its members under the Plan.

       4.2 Expenses of Administration. The Corporation shall pay all costs and expenses of administering the Plan.

       4.3 Indemnification. The Compensation Committee, members of the Compensation Committee, and each Person or Persons designated or delegated by the Compensation Committee, and the shareholders, directors, officers and agents of the Corporation shall be indemnified for any action or any failure to act in connection with services performed by or on behalf of the Compensation Committee to the fullest extent provided or permitted by the Corporation's Articles of Incorporation and any other applicable legally binding document and by any insurance policy or other agreement intended for the benefit of the Compensation Committee as a committee of the Board of Directors or otherwise, or by any applicable law.

ARTICLE 5
FINANCIAL PERFORMANCE GOALS AND
PERFORMANCE BONUS AMOUNTS

       5.1 Establishment of Performance Goals. Target performance goals under the Plan shall be measured in terms of designated levels of Net Income or such other financial performance criteria as the Compensation Committee shall provide. Each year, the Compensation Committee, upon recommendation from the Corporation's management, will approve the target levels of Net Income or other performance criteria at which Performance Bonuses shall be paid out under the Plan (the “Performance Goals”). Each year the Corporation will approve the minimum level of Net Income (or other Performance Goal) required in order for Performance Bonuses to be payable under the Plan. The Corporation intends that Performance Bonuses will be payable under the Plan only if the Corporation's Financial Plan for that year has been achieved, in effect only paying out Performance Bonuses for superior financial results. Performance Goals established by the Compensation Committee in connection with the Plan shall be established by the Compensation Committee, in writing, prior to the expiration of the first 90 days of the Plan Year. Notwithstanding the foregoing, the Committee may establish from time to time, by a continuing resolution, Performance Goals which shall apply to subsequent Plan Years or Performance Bonuses under the Plan unless and until the Committee specifically provides otherwise.

       5.2 Determination of Performance Bonus. No Performance Bonuses will be paid out with respect to any Plan Year in which the minimum level of Net Income (or other Performance Goal) established by the Compensation Committee has not been achieved. Upon satisfaction of the designated financial performance criteria for any Plan Year, Performance Bonus amounts will be based on a multiple of the Participant's Target Bonus under the Annual Incentive Bonus Plan. Upon attainment of the minimum level of Net Income, the Plan will pay a Performance Bonus in an amount equal to 50% of the Participant's Target Bonus for that year. The Compensation Committee, in its discretion and based upon management's recommendation, shall determine the Performance Bonus amounts for corporate financial performance above the minimum level; provided, however that the maximum aggregate amount of Performance Bonuses payable in any year cannot exceed $10 million.

       5.3 Limits Under Corporation's Annual Incentive Bonus Program. Employees eligible to participate in the Plan shall automatically be subject to a cap under the Corporation's Annual Incentive Bonus Plan. Commencing January 1 2005, a Participant's bonus under the Annual Incentive Bonus Plan shall be limited to a maximum of 150% of his Target Bonus.

       5.4 Compensation Committee's Discretion to Adjust For Extraordinary Events. Consistent with the Plan's objective to reward Participants based on the normalized operating performance of the Corporation, the Compensation Committee shall have the discretion to adjust the Performance Goal or the Performance Bonuses as provided in this Section 5.4. The Compensation Committee may adjust the calculation of the Performance Goal or the determination of the Performance Bonuses to account for extraordinary or unforeseen business events or developments during the Plan Year and to account for qualitative factors (positive or negative) including, but not limited to, income or loss from discontinued operations, gains or losses from the sale of significant assets or business units, restructurings, asset impairments, unusual adjustments to tax valuation reserves, special charges, extraordinary items as defined by GAAP, material changes in GAAP, or other non-recurring events. Notwithstanding the foregoing, with respect to “covered employees” only (as defined in Code Section 162(m)), no adjustment made pursuant to this Section 5.4 shall increase the amount of compensation otherwise payable under the Plan if such increase is prohibited by Code Section 162(m).

ARTICLE 6
PAYMENT OF PERFORMANCE BONUS

       6.1 Termination of Employment Prior to the Bonus Payment Date. A Participant must be employed both on the last day of the Plan Year and the date upon which the Performance Bonus is paid in order to earn a Performance Bonus for that Plan Year, except as provided in Section 6.5 in the event of a Participant's death. The Committee, in its sole discretion and subject to Code Section 162(m), may decide to make a prorated payment for a Participant who is not employed on the date(s) referenced in the preceding sentence. Such discretion to award a prorated payment would generally only be exercised in the event a Participant is actively employed for at least six (6) months of the Plan Year.

       6.2 Time, Form and Manner of Payment. A Participant's Performance Bonus shall be payable in accordance with this Section 6.2. An amount equal to 50% of a Participant's Performance Bonus shall be payable in cash in a lump sum payment no later than the March 15th following the end of the Plan Year for which the Performance Bonus was earned, or such later date as the Corporation may determine. The remaining 50% of a Participant's Performance Bonus shall be payable as an award of Restricted Stock granted under the Corporation's Restricted Stock Plan. The number of shares of Restricted Stock granted pursuant to this Section 6.2 shall be calculated in accordance with Section 6.3.

       6.3 Restricted Stock Award.

(a) Calculation. The number of shares of Restricted Stock granted as payment for 50% of the Participant's Performance Bonus under the Plan shall be calculated as follows:

Number Of Shares Of Restricted Stock Granted	=	Amount Equal To 50% Of A Participant's Performance Bonus
Per Share Price of the Corporation's Common Stock on the Date of Grant

For purposes of this calculation, the Date of Grant shall be the date the Compensation Committee or the Section 162(m) Subcommittee approves the Performances Bonuses payable to Plan Participants. The Per Share Price of the Corporation's Common Stock means the closing price per share of the Corporation's Class B Common Stock on the New York Stock Exchange (or, if listed on more than one United States exchange, the principal said exchange) on the Business Day immediately preceding the Date of Grant of the Restricted Stock. If the calculation results in fractional shares, the total will be rounded up to the nearest whole share.
(b) Vesting of Restricted Stock. Restricted Stock granted pursuant to the Plan shall vest in accordance with the following schedule.
Completed Years of Employment From Date of Grant	Cumulative Vesting Percentage

1	33 1⁄3%
2	66 2⁄3%
3 or more	100%

If a Participant terminates employment prior to 100% vesting, any shares of Restricted Stock which are not vested shall be forfeited immediately and permanently. A Participant shall be 100% vested in his Restricted Stock in the event he terminates employment by reason of death, Disability or Retirement, or in the event of a Change of Control (as such terms are defined in the Restricted Stock Plan. If the vesting percentage results in fractional shares, the vested amount will be rounded up to the nearest whole share.

(c) Restricted Stock Plan. Except as provided with respect to the three year vesting schedule listed in Section 6.3(b) above, the Restricted Stock granted under the Plan shall be subject to all of the terms and conditions of the Restricted Stock Plan.

       6.4 Withholding; Payroll Taxes. To the extent required by the law in effect at the relevant time, the Corporation shall withhold from payments made hereunder any taxes required to be withheld pursuant to the requirements of federal or any state or local law.

       6.5 Payment to Beneficiary or Guardian. In the event a Participant dies subsequent to the end of a Plan Year but prior to the date a Performance Bonus for such Plan Year is paid, the Corporation shall make payment of the amount otherwise due to Participant to the Participant's Beneficiary. The Beneficiary of each Participant shall be the Beneficiary designated by such Participant under the Sotheby's, Inc. Retirement Savings Plan who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant's death. However, a Participant may designate a Beneficiary different from his or her Beneficiary under the Sotheby's, Inc. Retirement Savings Plan by filing with the Corporation a written designation of one or more persons as his Beneficiary. For purposes of the Plan, a Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Corporation. The last such designation received by the Corporation shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Corporation prior to the Participant's death, and in no event shall it be effective as of any date prior to such receipt.

       6.6 Impact of Performance Bonus on Corporation's Other Benefit Plans or Programs. The cash amount of any Performance Bonus paid or payable under the Plan shall be included in the Participant's compensation for purposes of calculating any amount or benefit the Participant is eligible to receive under the Sotheby's, Inc. 2005 Benefit Equalization Plan and the Sotheby's, Inc. Retirement Savings Plan. The Performance Bonus shall not be included for purposes of the Sotheby's, Inc. Severance Plan, other compensatory or fringe benefit programs, life insurance programs, or any other similar or subsequently established plan or program.

ARTICLE 7
AMENDMENT AND TERMINATION OF PLAN

       7.1 Amendment. The Plan may be amended in whole or in part at any time by action of the Compensation Committee; provided, however that no amendment shall be effective during a Plan Year to revise Performance Goals or the Performance Bonus threshold or formula previously established by the Compensation Committee for that Plan Year (except as provided or contemplated in this Plan).

       7.2 Right to Terminate. With the approval of the Compensation Committee, the Corporation may at any time terminate this Plan if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Corporation.

ARTICLE 8
MISCELLANEOUS

       8.1 Status of Each Participant is that of an Unsecured General Creditor. Each Participant and his or her Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any specific property or asset of the Corporation. Assets of the Corporation shall not be held under any trust for the benefit of any Participant or his or her Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Plan. Any and all of the Corporation's assets shall be, and remain, the general unrestricted assets of the Corporation. The Corporation's sole obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money in the future, subject to the conditions and provisions hereof.

       8.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. Notwithstanding the above, if a Participant or his Beneficiary becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation, then the Corporation may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Corporation in its sole discretion.

       8.3 Not a Contract of Employment. The terms and conditions of this Plan are not to be deemed to constitute a contract of employment in respect of any Participant, and no Participant (or his or her Beneficiaries) shall have any rights whatsoever except as may otherwise be specifically provided herein.

       8.4 Terms. The use of any gender herein is deemed to be or include the other genders and the use of the singular herein is deemed to be or include the plural (and vice versa), wherever appropriate.

       8.5 Captions. The captions used in this Plan are for convenience only and are not to control or affect the meaning or construction of any of its provisions.

       8.6 Governing Law. The provisions of this Plan are to be construed and interpreted according to the laws of the State of Michigan.

       8.7 Validity. In case any provision of this Plan is held to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan will be construed and enforced as if such illegal or invalid provision had never been inserted herein.

       8.8 Compliance with Exchange Act Section 16(b) and Code Section 162(m). With respect to reporting persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act and in all events the Plan shall be construed in accordance with Rule 16b-3. This Plan is also intended to comply with all applicable provisions of Section 162(m) of the Code. To the extent any provision of the Plan or action by the Committee fails to comply with either section listed above, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to the affected participants without so restricting, limiting or conditioning the Plan with respect to other participants.

       8.9 Successors. The provisions of this Plan bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein include any corporate or other business entity which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation and successors of any such corporation or other business entity.

       8.10 Execution. To record the adoption of the Plan, subject to the approval of the Corporation's shareholders, the Corporation has caused the execution hereof as of the date provided below.

       ADOPTED on the 7th day of February, 2005.

SOTHEBY'S HOLDINGS, INC.

By:	/S/ SUSAN ALEXANDER Susan Alexander, Executive Vice President and Worldwide Head of Human Resources